UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___________)

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T REIT, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T REIT, INC.

1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348

May 21, 2004

Dear Shareholder:

      On behalf of the Board of Directors, I cordially invite you to attend the 2004 Annual Meeting of Shareholders of T REIT, Inc. to be held at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612 on June 29, 2004 at 8:15 a.m. local time. We look forward to your attendance.

      The accompanying Notice of Annual Meeting and Proxy Statement describe the formal business to be acted upon by the shareholders. During the Annual Meeting, we also will report on the operations of the Company. All directors and several officers of the Company will be present to respond to any questions shareholders may have.

      Your vote is very important. Regardless of the number of shares you own in the Company, it is very important that your shares be represented. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the enclosed Proxy Card and returning it to the Company by fax to (714) 667-6843 or in the accompanying postage-paid return envelope. You also may vote via the Internet at www.1031nnn.com/ VoteTREIT or by telephone by dialing toll-free 1-866-694-1031. Please follow the directions provided in the Proxy Statement. This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote will be counted if you are unable to attend the Annual Meeting.

      YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF AND INTEREST IN OUR COMPANY.

Sincerely,

Anthony W. (“Tony”) Thompson
Chairman, President and CEO

T REIT, INC.

1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 29, 2004

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of T REIT, Inc., a Virginia corporation (the “Company”) will be held on June 29, 2004 at 8:15 a.m. local time, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes:

1. To elect three directors to the Company’s Board of Directors;

2. To ratify the appointment of the accounting firm Deloitte & Touche LLP as independent auditors for the Company for the current fiscal year; and

3. To transact any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

      These items are fully discussed in the following pages, which are made part of this Notice. Only common shareholders of record at the close of business on May 12, 2004 are entitled to vote at the Annual Meeting. A list of shareholders entitled to vote will be available for inspection at the offices of T REIT, Inc., 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, for the ten day period immediately preceding the Annual Meeting.

      Please sign and date the accompanying Proxy Card and return it promptly by fax to (714) 667-6843 or in the enclosed postage-paid envelope whether or not you plan to attend. You also may vote your shares electronically via the Internet at www.1031nnn.com/ VoteTREIT or by telephone by dialing toll-free 1-866-694-1031. Instructions are included with the Proxy Card. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your Proxy Card or voted your shares electronically. Your may be revoke your proxy at any time prior to its exercise.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony W. (“Tony”) Thompson
Chairman, President and CEO

T REIT, INC.

1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705
Telephone: (877) 888-7348

PROXY STATEMENT

      The enclosed proxy is solicited by the board of directors (the “Board of Directors”) of T REIT, Inc. (the “Company”) for use in voting at the annual meeting of Shareholders (the “Annual Meeting”) to be held on June 29, 2004 at 8:15 a.m. local time, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment or postponement thereof, for the purposes set forth in the attached Notice. The proxy solicitation materials were mailed to shareholders on or about May 21, 2004.

      No director has informed the Company that he intends to oppose any action intended to be taken by the Company. If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may be made by mail or by telephone or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. The Company reserves the right to retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Cost of solicitation of proxies will be borne by the Company.

Voting and Revocability of Proxies

      When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein and FOR ratification of the appointment of auditors. In addition, if other matters come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their discretion with respect to such matters. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Annual Meeting, by giving written notice to the Secretary of the Company prior to the Annual Meeting or by delivering a later dated proxy or electronic vote.

      Each share of common stock outstanding on May 12, 2004, the record date, is entitled to one vote on all matters coming before the Annual Meeting. If a share is represented for any purpose at the Annual Meeting it is deemed to be present for quorum purposes and for all other matters as well. A shareholder may withhold his or her vote in the election of directors or abstain (collectively, “Abstentions”), with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of an item. The effect of Abstentions on the result of the vote with respect to a proposal depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). Except for certain “non-routine” items for which brokers are prohibited from exercising their discretion, a broker who holds shares in “street name” has the authority to vote on routine items when it has not received instructions from the beneficial owner. Votes that are not cast on a non-routine matter by a broker who returns a properly executed proxy are known as “broker non-votes.” If the broker returns a properly executed proxy, the shares are counted as present for quorum purposes. If the broker crosses out, or does not vote with respect to, a non-routine proposal, resulting in a broker non-vote, the effect of the broker non-vote on the result of the vote depends upon whether the vote required for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against). If the broker returns a properly executed proxy, but does not vote or abstain with respect to a proposal and does not cross out the proposal, the proxy will be voted “for” proposals 1 and 2 and in the proxy holder’s discretion with respect to any other matter that may come before the meeting or any adjournments or postponements thereof. To obtain approval of the election of the nominees for directors, the affirmative vote of the holders of not less than a majority of the shares of common stock issued and outstanding and entitled to vote must be cast in favor of this proposal and to obtain approval of the ratification of the appointment of auditors, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of this proposal.

      Voting by Mail — Shareholders may vote by completing the attached Proxy Card and mailing it to the Company in the enclosed self-addressed postage-paid return envelope.

      Voting by Fax — Shareholders may vote by completing the attached Proxy Card and faxing it to the Company at (714) 667-6843.

      Voting by Telephone — Shareholders may vote by telephone by dialing toll-free 1-866-694-1031 until 5:00 p.m. Pacific Daylight Time on June 25, 2004. The touch-tone telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders should have their Proxy Card available when voting by telephone.

      Voting by Internet — Shareholders may vote electronically using the Internet at www.1031nnn.com/ VoteTREIT until 5:00 p.m. Pacific Daylight Time on June 25, 2004. The Internet voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders should have their Proxy Card available when voting by the Internet.

Record Date and Number of Shares Outstanding

      As of May 12, 2004, T REIT had 4,642,553 shares of common stock issued and outstanding. Only shareholders of record at the close of business on May 12, 2004 will be entitled to vote at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information about Director Nominees

      The Company’s articles of incorporation provide that the Company’s Board of Directors will consist of between three and nine directors. Each director serves a term of one year, but may be re-elected. Each of the nominees listed below is standing for re-election, and, if elected, the nominees will constitute the entire Board of Directors until the next annual meeting of the shareholders of the Company.

      Unless otherwise instructed on the proxy, the shares represented by proxies will be voted FOR the election as directors of all of the nominees named below. Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed that, if elected, he will serve on the Board of Directors for his one-year term and until his successor has been elected and qualified. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors. The Company is not aware of any family relationship among any of the nominees to become directors or executive officers of the Company. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that such nominees have agreed to serve as directors of the Company if elected.

      The following table sets forth the name, age, principal occupation, and respective service dates of each person who has been nominated to be a director of the Company.

Name of Nominee	Age	Principal Occupation	Title

Anthony W. Thompson	57	Anthony W. (“Tony”) Thompson is Chairman of the Board, President and Chief Executive Officer of the Company. He has served in each of these capacities since December 2001. In addition, he is co-founder of Triple Net Properties, LLC, the Company’s Advisor, and has served as its President and CEO since 1998. He is also President and 100% owner of Triple Net Properties Realty, Inc., an affiliated real estate brokerage and management company that provides certain real estate brokerage and management services to the Company. Mr. Thompson serves as the chairman of Triple Net’s management committee and of the board of directors of Western Real Estate Investment Trust. He also serves as chairman of the board of directors, president and chief executive officer of G REIT, Inc. Prior to April of 1998, Mr. Thompson was co-founder, co-owner, director and officer of a number of real estate investment entities trading under the name The TMP Companies, including the TMP Group, Inc., a full-service real estate investment firm founded in 1978. Mr. Thompson has been the President and 100% owner of the Company’s dealer manager, NNN Capital Corp., since 1986 and is a registered securities principal with the NASD. He is a 1969 graduate of Sterling College with a BS in Economics. He is a member of the Sterling College Board of Trustees and various other charitable and civic organizations.	Chairman, President and Chief Executive Officer
W. Brand Inlow	50	W. Brand Inlow has served as an independent director of the Company since April 2002. Mr. Inlow currently provides professional consulting services to the multifamily industry on matters related to acquisitions, dispositions, asset management and property management operations. Mr. Inlow is also President of Jessie’s Wish, Inc., a Virginia non-profit corporation dedicated to awareness, education and financial assistance for patients and families dealing with eating disorders. Mr. Inlow served as President of Summit Realty Group, Inc. in Richmond, Virginia, from September 2001 through October 2003. Prior to joining Summit Realty, from November 1999 to September 2001, he was Vice President of Acquisitions for EEA Realty, LLC in Alexandria, Virginia where he was responsible for acquisition, disposition, and financing of company assets, which were	Independent Director

Name of Nominee	Age	Principal Occupation	Title

		primarily garden apartment properties. Prior to joining EEA Realty, from November 1991 to November 1999, Mr. Inlow worked for United Dominion Realty Trust, Inc., a publicly-traded real estate investment trust, as Assistant Vice President and Senior Acquisition Analyst, where he was responsible for the acquisition of garden apartment communities. Mr. Inlow also serves as a director of G REIT, Inc.
D. Fleet Wallace	36	D. Fleet Wallace has served as an independent director of the Company since April 2002. He is a principal and co-founder of Greystone Fund, L.P. and its general partner, Greystone Capital Management, LLC. The Greystone Fund is a professionally managed opportunity fund formed in September 2001 that invests primarily in promising venture capital opportunities and distressed assets in the form of real estate, notes, accounts receivable, inventory and other assets. From April 1998 to August 2001, Mr. Wallace served as Corporate Counsel and Assistant Secretary of United Dominion Realty Trust, Inc., a publicly-traded real estate investment trust. At United Dominion, he managed general corporate matters for over 150 affiliated entities, negotiated and executed numerous real estate acquisitions and dispositions, and provided legal support on over $1 billion in financing transactions. From September 1994 to April 1998, Mr. Wallace was in the private practice of law with the law firm of McGuire Woods in Richmond, Virginia. Mr. Wallace also serves as a director of G REIT, Inc.	Independent Director

      The Board of Directors recommends a vote FOR all of the nominees for director.

EXECUTIVE OFFICERS

      Certain information with respect to the current Executive Officers of the Company as of May 12, 2004 is set forth below:

Name	Age	Principal Occupation

Anthony W. Thompson	57	See disclosure in Proposal No. 1 above.
Richard T. Hutton, Jr.	51	Richard T. Hutton, Jr. has served as the Company’s Interim Chief Financial Officer since April 2003. He has also served as the Advisor’s Chief Investment Officer since August 2003, overseeing all financial operations of the Advisor, and previously served as the Company’s Interim Chief Financial Officer. From April 1999 to August 2003, Mr. Hutton served as Senior Vice President — Real Estate Acquisitions and Vice President Property Management for the Advisor. In that position, Mr. Hutton oversaw the management of the real estate portfolios and property management staff of the Advisor and its affiliates. Mr. Hutton has over 15 years experience in real estate accounting, finance and property operations, including construction, development, acquisitions, dispositions, and management of shopping centers, industrial parks, office buildings and apartment complexes. Mr. Hutton’s previous experience includes serving as Controller for the TMP Group, a predecessor to our advisor, from November 1997 to April 1999, and as Controller for Summit Commercial, a Highbridge Company that owned and acquired retail real estate from May 1996 to November 1997. Mr. Hutton also serves as the Interim Chief Financial Officer of G REIT, Inc. and the Advisor. Mr. Hutton has a BA in psychology from Claremont McKenna College and has been licensed as a Certified Public Accountant in California since 1984.
Jack R. Maurer	60	Jack R. Maurer has served as Executive Vice President of the Company since December 2001. He served as Chief Financial Officer of the Advisor, Triple Net Properties, LLC, from April 1998 through December 2001, when he became Financial Principal of NNN Capital Corp., the dealer manager. Mr. Maurer continues to serve as the Advisor’s Secretary and Treasurer. Mr. Maurer has over 29 years of real estate financial management experience, including Chief Financial Officer and Controller positions in residential and commercial development and the banking industry. From 1986 to April 1998, he was a General Partner and Chief Financial Officer of Wescon Properties, where he was involved in finance, accounting and forecasting. He also participated in the development and construction management process, including due diligence, design development, municipal processing, construction, marketing, property management and investor services. Mr. Maurer’s previous experience also includes experience with the national accounting firm of Kenneth Leventhal & Company, a leading provider of professional services to owners, developers, builders, operators and financers of real estate. Mr. Maurer received a BS from California State University at Northridge in 1973 and is a Registered Operations and Financial Principal with the NASD.

Name	Age	Principal Occupation

Talle A. Voorhies	57	Talle A. Voorhies has served as Vice President of the Company since December 2001. She has served as Executive Vice President of the Advisor from April 1998 to December 2001, when she became Chief Operating Officer of the Advisor. Ms. Voorhies is President and Financial Principal of NNN Capital Corp., the dealer manager. From December 1987 to January 1999, Ms. Voorhies worked with the TMP Group, Inc., where she served as Chief Administrative Officer and Vice President of Broker/ Dealer Relations. She is responsible for communications with the broker dealer network, due diligence activities, marketing and compliance and investor services. Ms. Voorhies is a registered representative with the NASD.
Andrea R. Biller	54	Andrea R. Biller has served as Secretary of the Company since May 2004 and is responsible for the Company’s regulatory filings and corporate governance. She has served as the Advisor’s General Counsel since March 2003. Ms. Biller oversees all legal functions for the Advisor and coordinates with outside counsel. Ms. Biller practiced as a private attorney specializing in securities and corporate law from 1990 to 1995 and 2000 to 2002. She served as Special Counsel at the Securities and Exchange Commission from 1995 to 2000. Ms. Biller earned a JD from George Mason University School of Law in 1990 where she graduated 1st in her class “With Distinction.” She has a BA in Psychology from Washington University and an MA in Psychology from Glassboro State University. Ms. Biller is a member of the California, Virginia and District of Columbia Bar Associations.

MEETINGS OF THE BOARD OF DIRECTORS

AND INFORMATION ABOUT BOARD COMMITTEES

Board of Directors

      The Board of Directors held 12 meetings (including regularly scheduled and special meetings) during the fiscal year ended December 31, 2003. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the total number of meetings held by all committees of the Board on which he served during the periods in which he served.

Director Attendance at Annual Meetings

      Although the Company has no policy with regard to attendance by the members of the Board of Directors at the Company’s annual meeting of shareholders, it is customary for all members of the Board of Directors to attend to foster communication between shareholders and the Board. At the 2003 annual meeting of shareholders, all of the Company’s five incumbent directors were in attendance.

Contacting the Board of Directors

      Any shareholder who desires to contact members of the Board of Directors may do so by writing to: the Board of Directors, 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary. Communications received will be distributed by the Company’s Secretary to such member or members of the Board of Directors as deemed appropriate by the Company’s Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by the Secretary to the Audit Committee for review.

Committees of the Board of Directors

      The Company has three standing committees: the Audit Committee, the Acquisition Committee, and the Executive Compensation Committee. The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company. Each committee is described in further detail below.

      The Company does not have a separate Nominating and Corporate Governance Committee as a result of the relatively small number of directors on the Board. Instead, the full Board of Directors performs functions similar to those which might otherwise normally be delegated to such a committee, including, among other things, developing a set of corporate governance principles, adopting a code of ethics, adopting policies with respect to conflicts of interest, monitoring the Company’s compliance with corporate governance requirements of state and federal law, establishing criteria for prospective members of the Board of Directors, conducting candidate searches and interviews, overseeing and evaluating the Board of Directors and Company management, evaluating from time to time the appropriate size and composition of the Board of Directors and recommending, as appropriate, increases, decreases and changes to the composition of the Board of Directors and formally proposing the slate of directors to be elected at each annual meeting of the Company’s shareholders.

      The Board of Directors will consider nominees for the Company’s Board of Directors recommended by shareholders. Notice of proposed shareholder nominations for director must be delivered not less than 120 days prior to any meeting at which directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating shareholder is a beneficial or record owner of the Company’s common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to the Board of Directors at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary.

      In considering possible candidates for election as a director, the Board of Directors is guided by the principle that each director should (1) be an individual of high character and integrity, (2) be accomplished in his or her respective field, with superior credentials and recognition, (3) have relevant expertise and experience upon which to be able to offer advice and guidance to management, (4) have sufficient time available to devote to the affairs of the Company, (5) represent the long-term interests of the Company’s shareholders as a whole and (6) be selected such that the Board of Directors represents a diversity of background and experience.

      Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Board of Directors will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the annual meeting of shareholders. The Company does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

      Audit Committee. The Audit Committee reviews the integrity of the financial statements of the Company, the independent auditor’s qualifications and independence, the performance of the Company’s independent auditors and management and compliance by the Company with legal and regulatory requirements. The current members of the Audit Committee are W. Brand Inlow and D. Fleet Wallace. Messrs. Inlow and Wallace are independent as defined by the National Association of Securities Dealers listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Messrs. Inlow and Wallace will continue to serve on the Audit Committee if elected to the Board of Directors at the Annual Meeting.

      The Audit Committee operates under a written charter that was amended by the Board of Directors in May 2003 upon the recommendation of the Audit Committee.

      The Audit Committee held four meetings during the fiscal year ended December 31, 2003. Subsequent to the 2003 year end, the Audit Committee reviewed and discussed the 2003 year-end audited financial statements with the Company’s management, and discussed with Deloitte & Touche LLP, the Company’s independent auditors for fiscal year 2003, the matters required to be discussed by Statement of Auditing Standards No. 61. In addition, the Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independent Standards Board Standard No. 1, and discussed the accountants’ independence with Deloitte & Touche LLP. Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the 2003 year-end financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC on April 22, 2004.

      Acquisition Committee. Each of the Company’s acquisitions must be approved by the Acquisition Committee, as being fair and reasonable to the Company and consistent with the Company’s investment objectives. Currently, the Company’s Acquisition Committee is comprised of all members of the Company’s Board of Directors. The Board of Directors may establish additional acquisition committees from time to time based on property type or other relevant factors. Triple Net Properties, LLC, the Advisor, recommends suitable properties for consideration by the Acquisition Committee from time to time. If the members of the Acquisition Committee approve a given acquisition, then the Advisor is directed to acquire the property on the Company’s behalf, if such acquisition can be completed on terms approved by the committee. Properties may be acquired from the Advisor or its affiliates or the Company’s officers and directors, provided that any interested or affiliated directors will not vote on such an acquisition. During the fiscal year ended December 31, 2003, the Acquisition Committee did not meet separately from the entire Board of Directors; instead it discussed acquisition matters as part of the 12 regular meetings held by the Board of Directors. Messrs. Thompson, Wallace and Inlow will continue to serve on the Acquisition Committee if elected to the Board of Directors at the Annual Meeting.

      Executive Compensation Committee. The Executive Compensation Committee establishes and implements compensation policies, including incentive compensation and benefit plans, except for those actions which require approval by the full Board of Directors under the Company’s governing documents. The Executive Compensation Committee did not meet during the fiscal year ended December 31, 2003. Messrs. Wallace, Inlow and Thompson currently serve on the Executive Compensation Committee and will continue to serve on the Executive Compensation Committee if elected to the Board of Directors at the Annual Meeting.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

      The Company pays each independent and outside director $1,000 for attending (in person or by telephone) each meeting of the Board of Directors or a committee thereof; provided that such payment is limited to a total amount of $12,000 for each fiscal year. Officers of the Company who served as directors in 2003 (Mr. Thompson) were not paid fees for serving as directors.

Independent Director Stock Option Plan

      On July 22, 2002, the Company adopted the independent director stock option plan. Only outside and independent directors are eligible to participate in the independent director stock option plan. The Company has authorized and reserved a total of 100,000 shares of common stock for issuance under the independent director stock option plan.

      The independent director stock option plan provides for the grant of initial and subsequent options. Initial options are non-qualified stock options to purchase 5,000 shares of common stock at the applicable option exercise price described below granted to each independent director and each outside director as of the date such individual becomes an independent or outside director. Subsequent options to purchase 5,000 shares of common stock at the applicable option exercise price may be granted on the date of each annual shareholders’ meeting to each independent and outside director so long as the individual is still in office. As of May 12, 2004, the Company has granted options to purchase an aggregate of 50,000 shares at a weighted average exercise price of $9.05 per share to the independent and outside directors. The plan was approved at the Company’s annual shareholder meeting on June 28, 2003.

Officer and Employee Stock Option Plan

      On July 22, 2002, the Company adopted the officer and employee stock option plan. All of the Company’s officers and employees are eligible to participate in the officer and employee stock option plan.

      The Company has authorized and reserved a total of 700,000 shares of common stock for issuance under the officer and employee stock option plan. The Board of Directors, acting on the recommendation of the compensation committee, has discretion to grant options to officers and employees effective as of each annual meeting of the Company’s shareholders. As of May 12, 2004, the Company has granted options to purchase an aggregate of 435,000 shares at a weighted average exercise price of $9.05 per share to officers of the Company. The plan was approved at the Company’s annual shareholder meeting on June 28, 2003.

Characteristics of Both Stock Option Plans

      Exercise Price: The Company will determine the option price, meaning the purchase price of its common stock under the options, as follows:

•	The option price under each option granted on or before the commencement of the Company’s initial public offering was the price per share in that offering less the dealer manager’s selling commission and marketing support and due diligence reimbursement fee.

•	The option price under each option granted after the completion of the initial public offering is the fair market value of the Company’s common stock as of the date of grant.

      The Company will not grant options under either plan with exercise prices less than the fair market value for the shares covered by such options as of the date of the grant or in consideration for services rendered to the Company that in the judgment of the independent directors has a fair market value less than the value of such options as of the date of the grant.

      Unless the Company’s shares are then traded on a national securities exchange or trading system, the fair market value of shares of Company common stock will be a price determined by the Company’s Board of Directors in good faith. In determining the fair market value of Company stock, the directors will consider several factors, including the price per share at which the Company’s shares are then being sold to the public, the price per share of common stock of comparable companies, the Company’s earnings and the value of the Company’s assets. If the Company’s common stock is traded on a national securities exchange or quotation system, the fair market value will be the average of the last sales price or the average of the last bid and asked prices for the five trading days immediately preceding the date of determination.

      Vesting: Both of the Company’s stock option plans provide that persons holding options can exercise them as follows:

•	Options granted on or before the commencement of the Company’s initial public offering are exercisable for one-third of the shares subject to the option on the date of grant, and will become exercisable for an additional one-third of such shares on each of the first and second anniversaries of the date of grant.

•	Options granted after the commencement of the Company’s initial public offering will become exercisable in whole or in part on the second anniversary of the date of grant.

•	If an option holder dies or becomes disabled while an officer or director, his options will be exercisable for one year after death or the disabling event.

•	Both of the Company’s stock option plans provide that if the vesting of any stock option would cause the aggregate of all vested stock options owned by the Company’s Advisor, the Company’s dealer manager, their affiliates and the Company’s officers and directors to exceed ten percent of the total outstanding shares of the Company’s common stock, then such vesting will be delayed until the first date on which the vesting will not cause the Company to exceed this ten percent limit. If options under more than one grant will vest on the same day, and the vesting of all of such options would cause the Company to exceed its ten percent limit, then such options will vest pro rata according to the total number of options scheduled to vest.

•	If an option holder ceases to serve the Company in his or her capacity for any reason except death or disability, his or her options will be exercisable only for three months after the last date of service to the Company.

•	No option granted under either stock option plan may be exercised after the tenth anniversary of the date of grant.

•	The option price for the options can be paid in cash or by surrender of common stock.

Notwithstanding any other provisions of either stock option plan to the contrary, the Company will not permit an option holder to exercise any option or options if the exercise thereof could jeopardize its status as a REIT under the federal income tax laws.

      Approval of Plans: Each of the stock option plans provides that options granted under the plan are not exercisable unless the plan is approved by a majority of the Company’s shareholders. Each plan was approved at the Company’s annual shareholder meeting on June 28, 2003.

      Transferability: An option holder may not sell, pledge, assign or transfer any option in any manner otherwise than by will or the laws of descent or distribution.

      Change of Control or Dissolution: If a transaction, such as a reorganization or merger in which the Company is the surviving entity, or a combination, recapitalization, reclassification, stock split, stock dividend or stock consolidation occurs causing the outstanding shares of Company common stock to be increased, decreased, changed into or exchanged for, a different number or kind of Company shares or securities, then the Company will make an appropriate adjustment in the number and kind of shares that may be issued in connection with the options. The Company also will make a corresponding adjustment to the option exercise price with respect to options granted prior to any such change.

      Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or upon sale of all or substantially all of the Company’s property, both stock option plans will terminate and any outstanding options will terminate and be forfeited. Notwithstanding the foregoing, the Company’s Board of Directors may provide in writing in connection with, or in contemplation of, any such transaction for any or all of the following alternatives, separately or in combinations:

•	the assumption by the successor corporation of the options already granted or the substitution by such corporation for such options of options covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and option prices;

•	the continuation of either stock option plan by such successor corporation in which event such stock option plan and the options will continue in the manner and under the terms so provided; or

•	the payment in cash or shares in lieu of and in complete satisfaction of such options.

      Taxation: All options granted under both stock option plans are intended to be “non-qualified options,” meaning that they are options not intended to qualify as incentive stock options under the federal income tax laws. For federal income tax purposes, an option recipient will not recognize ordinary income at the time an initial option or subsequent option is granted. The exercise of an option is a taxable event that will require an option holder to recognize, as ordinary income, the difference between the common stock’s fair market value and the option price.

      The Company will be entitled to a federal income tax deduction on account of the exercise of an option equal to the ordinary income recognized by an option holder.

TABLE OF EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s equity compensation plans as of December 31, 2003.

Number of Securities
	to be Issued	Weighted Average
	Upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance

Equity compensation plans approved by security holders(1)	165,000	$9.05	665,000
Equity compensation plans not approved by security holders	—		—

Total	165,000		665,000

(1)	Each of the independent director and officer/ employee stock option plans was approved at the Company’s annual shareholder meeting held on June 28, 2003.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

      The Company’s executive officers are all employees of Triple Net Properties, LLC, the Advisor to the Company, and/or its affiliates. The Company does not pay any of its executive officers cash compensation for serving in their respective positions. The Company’s executive officers qualify for the Company’s officer and employee stock option plan.

Option/SAR Grants in Last Fiscal Year

      No option grants were made to executive officers in the last fiscal year ended December 31, 2003.

Option Exercises and Fiscal Year-End Values

      The following table sets forth certain information with respect to each named executive officer concerning the exercise of options during the fiscal year ended December 31, 2003, as well as unexercised options held as of the end of such fiscal year.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

			(d)	(e)
	(b)		Number of Securities	Value of Unexercised
	Shares	(c)	Underlying Unexercised	In-the-Money Options/SARs
(a)	Acquired on	Value	Options/SARs at FY-End	at FY-End ($)
Name	Exercise ($)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Anthony Thompson	-0-	-0-	0/135,000	0/$	224,454

Compensation Committee Interlocks and Insider Participation

      During 2003, Messrs. Thompson, Inlow and Wallace served on the Company’s Executive Compensation Committee. Mr. Thompson also served as Chief Executive Officer and President.

Board Compensation Committee Report on Executive Compensation

      The Executive Compensation Committee may recommend awards of stock options to officers and other employees under the Company’s officer and employee stock option plan; however the Executive Compensation Committee did not meet during the fiscal year ended December 31, 2003 and no awards were granted.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows, as of May 12, 2004, the number and percentage of shares of the Company’s common stock beneficially owned by (i) any person who is known by the Company to be the beneficial owner of 5% or more of the outstanding shares of the Company’s common stock, (ii) the Chief Executive Officer and each of the Company’s four most highly compensated executive officers if such officer’s salary and bonus for 2003 exceeded $100,000, (iii) each director and (iv) all directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all the Company’s common stock shown as beneficially owned by such person. Unless otherwise indicated, the address of each named person is c/o T REIT, Inc., 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705.

	Number of Shares	Percent
	of Common Stock	of
Name	Beneficially Owned(1)	Class

Anthony W. Thompson, Chairman, Chief Executive Officer and President(2)	112,203	2.4%
D. Fleet Wallace, Director	—	*
W. Brand Inlow, Director	—	*
All Named Executive Officers and Directors as a Group (3 persons)	112,203	2.4%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	These amounts include shares issuable upon exercise of options granted to each individual under the Company’s independent director stock option plan or the Company’s officer and employee stock option plan, to the extent that such options are currently exercisable or will become exercisable within 60 days after the date of this table.

(2)	Includes 103 shares owned by AWT Family LP, a limited partnership controlled by Mr. Thompson and 22,100 shares owned by Triple Net Properties, LLC. Mr. Thompson is the President and approximately 35% owner of Triple Net Properties, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on the review of the copies of such forms received, or written representations received from certain reporting persons, the Company believes that all of its officers and directors have complied with all applicable filing requirements under Section 16(a) during fiscal year 2003. The Company did not have any shareholders owning more than ten percent of its common stock during fiscal year 2003.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory Fees

      Triple Net Properties, LLC, the Company’s Advisor, is primarily responsible for managing the Company’s day-to-day business affairs and assets and carrying out the Board of Director’s directives. Several of the Company’s officers and directors serve in that same capacity for the Advisor. Anthony W. Thompson, the Company’s chief executive officer, president and chairman, is the chief executive officer and president of the Advisor and owns approximately 35% of the equity interest in the Advisor. The Advisor is a Virginia limited liability company that was formed in April of 1998 to advise syndicated real estate investment trusts, real estate limited partnerships, limited liability companies and other entities with respect to the acquisition, management and disposition of real estate assets. The Advisor has engaged Triple Net Properties Realty, Inc. (“Realty”), which is solely owned by Mr. Thompson, to provide a number of services in connection with the Company’s properties. As of December 31, 2003, the Advisor advised more than 70 entities that invest or have invested in properties located in Delaware, California, Florida, Hawaii, Illinois, Kansas, Nebraska, Nevada, North Dakota, Tennessee, Texas and Washington.

      The Advisory Agreement between the Company and the Advisor was renewed by the Board of Directors on May 8, 2004 for an additional one-year term effective February 22, 2004. The Company compensates the Advisor for its services through a series of fees pursuant to the Advisory Agreement. No amounts are currently due the Advisor under this agreement. The Company paid the Advisor approximately $153,000 for administrative services provided during the year ended December 31, 2003.

      The Advisor bears the expenses incurred in connection with supervising, monitoring and inspecting real property or other assets owned by the Company (excluding proposed acquisitions) or otherwise relating to its duties under the Advisory Agreement. Such expenses include employing its personnel, rent, telephone, equipment, and other administrative expenses. The Company reimburses the Advisor for certain expenses incurred, including those related to proposed acquisitions and travel expenses. The Company bears its own expenses for functions not required to be performed by the Advisor under the Advisory Agreement, which generally include capital raising and financing activities, corporate governance matters, and other activities not directly related to real estate properties and other assets.

Property Management Fees

      The Company pays Realty property management fees equal to 5% of the gross income of each property managed by Realty. All of the Company’s properties are managed by Realty. The Company paid Realty approximately $195,300 for property management services provided during the year ended December 31, 2003.

Real Estate Commissions

      Realty earns sales commissions from acquisitions and dispositions of the Company’s properties. For the year ended December 31, 2003, the Company paid sales commissions to Realty of $350,000. For the year ended December 31, 2003 unaffiliated sellers paid sales commissions to Realty of $3,380,000 related to consolidated and unconsolidated properties purchased by the Company.

Incentive Distributions

      The Advisor owns 100 non-voting incentive performance units in T REIT, L.P., the Company’s Operating Partnership and is entitled to incentive distributions of operating cash flow after the Company’s shareholders have received an 8.0% annual return on their invested capital. No incentive distributions were made to the Advisor as of December 31, 2003.

Investment in Unconsolidated Real Estate

      The Company has purchased certain tenant in common interests in properties where the other tenants in common were participating in a tax-free exchange arranged by the Advisor. Such transactions earn the Advisor or its affiliates commissions on the tax-free exchanges, however, the Board of Directors of the Company evaluates the extent to which the Company participates in such acquisitions.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Company’s Audit Committee has selected Deloitte & Touche LLP to be the Company’s independent auditors for fiscal 2004. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the shareholders.

      Although it is not required to do so, the Board if Directors is submitting the Audit Committee’s selection of the Company’s independent auditors for ratification by the shareholders at the Annual Meeting in order to ascertain the view of the shareholders regarding such selection. The affirmative vote of the holders of a majority of the shares of the Company’s common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.

      The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for 2004.

RELATIONSHIP WITH INDEPENDENT AUDITOR

Previous Auditors

      Grant Thornton, LLP served as the Company’s independent auditors from December 3, 2002 until they were dismissed by the Company on February 8, 2004. Grant Thornton’s dismissal was approved by the Company’s Audit Committee. The Company’s financial statements for the year ended December 31, 2002 contained no adverse or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the period of Grant Thornton’s engagement, the Company had no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. No reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) occurred during the period of Grant Thornton’s engagement.

      Squar Milner Reehl & Williamson, LLP served as the Company’s independent auditors from the Company’s formation in 2001 until they were dismissed by the Company on December 3, 2002. Squar Milner’s dismissal was approved by the Company’s Board of Directors. The Company’s financial statements for the year ended December 31, 2001 contained no adverse or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the period of Squar Milner’s engagement, the Company had no disagreements with Squar Milner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Squar Milner, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. No reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) occurred during the period of Squar Milner’s engagement.

AUDIT AND NON-AUDIT FEES

      All fees paid during fiscal year 2003 were paid to Grant Thornton. All fees paid during fiscal year 2002 were paid to Squar Milner.

      Grant Thornton. The fees billed (including estimations for services rendered but not yet billed) by Grant Thornton, our current independent public accountant, during or related to 2003 were as follows:

•	Audit Fees. The aggregate fees billed for professional services rendered by Grant Thornton for the audit of the Company’s annual consolidated financial statements, the related Form 10-K and the review of the Company’s unaudited consolidated financial statements included in the Form 10-Qs for the 2003 fiscal year were approximately $226,700.

•	Audit-Related Fees. The Company did not incur any audit-related fees for the 2003 fiscal year.

•	Tax Fees. The aggregate fees billed for professional services rendered by Grant Thornton for tax compliance and consultation for the 2003 fiscal year were approximately $10,000.

•	All Other Fees. The Company did not incur any other fees for services rendered by Grant Thornton, other than the fees for the above services, for the 2003 fiscal year.

      Squar Milner. The fees paid to Squar Milner, our former independent public accountant, during or related to 2002 were as follows:

•	Audit Fees. The aggregate fees billed for professional services rendered by Squar Milner for the audit of the Company’s annual consolidated financial statements, the related Form 10-K and the review of the Company’s unaudited consolidated financial statements included in the Form 10-Qs for the 2002 fiscal year were approximately $222,300.

•	Audit-Related Fees. The Company did not incur any audit-related fees for the 2002 fiscal year.

•	Tax Fees. The aggregate fees billed for professional services rendered by Squar Milner for tax compliance and consultation for the 2003 fiscal year were approximately $20,100.

•	All Other Fees. The Company did not incur any other fees for services rendered by Squar Milner, other than the fees for the above services, for the 2002 fiscal year.

Financial Information Systems Design and Implementation Fees

      The Company was not billed any fees for any professional services during either fiscal year 2003 or fiscal year 2002 in connection with the design, implementation or maintenance of the Company’s information systems, local area network and the like.

Auditor Independence

      The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of the independent auditor’s independence and has concluded that the provision of such services has not adversely affected the independent auditor’s independence.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

      The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

      In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2003 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditors’ provision of tax preparation, tax consulting services and other non-audit services to the Company is compatible with maintaining the auditors’ independence.

      Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Commission.

Audit Committee:

W. Brand Inlow, Chairman

D. Fleet Wallace

ANNUAL REPORT

      The Annual Report to Shareholders (the “Annual Report”) for the fiscal year ended December 31, 2003, was mailed to shareholders on April 28, 2004. The Annual Report is not incorporated in this Proxy Statement and is not deemed a part of the proxy soliciting material.

CODE OF BUSINESS CONDUCT AND ETHICS

      The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which contains general guidelines for conducting the Company’s business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors, consultants and employees, including the Chief Executive Officer and the principal financial officers and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Shareholders of the Company may request a copy of the Code of Ethics, which will be provided without charge, by writing to T REIT, Inc. at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary.

PROPOSALS FOR 2005 ANNUAL MEETING

      Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2005 annual meeting of shareholders must cause such proposal to be received at the Company’s principal executive offices at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, Attention: Secretary, no later than January 25, 2005, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. Shareholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934. The Company presently anticipates holding the 2005 annual meeting of shareholders in May 2005.

OTHER MATTERS

Mailing of Materials; Other Business

      The Company will mail a Proxy Card together with this Proxy Statement to all shareholders of record at the close of business on May 12, 2004. The only business to come before the Annual Meeting of which management is aware is set forth in this Proxy Statement. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

      It is important that proxies be returned promptly. Therefore, shareholders are urged to date, sign and return the accompanying proxy card in the enclosed envelope or by fax to (714) 667-6843 or by telephone by dialing toll-free 1-866-694-1031 or by the internet at www.1031nnn.com/ VoteTREIT.

FORM 10-K

      The Company will provide without charge upon written request of any such person, a coy of the Company’s Annual Report on Form 10-K (without exhibits), including financial statements, as filed with the Securities and Exchange Commission. Such written requests should be directed to the Company at: T REIT, Inc., 1551 N. Tustin Avenue, Suite 200, Santa Ana, California, 92705, Attention: T REIT, Inc., Secretary.

INVESTOR PROXY CARD

Please Vote by June 25, 2004

The undersigned shareholder of T REIT, Inc., a Virginia corporation (the “Company”), hereby appoints Anthony W. Thompson and Andrea R. Biller and each of them as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612 on June 29, 2004 at 8:15 a.m., local time and any and all adjournments and postponements thereof, and to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the T REIT, Inc. Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, including matters incident to its conduct.

When properly executed, this proxy will be voted as specified by the undersigned shareholder. If no voting instruction is given as to any item, this proxy will be voted “FOR” the nominees named in Item 1 and “FOR” Item 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED IN ITEM NO. 1 AND “FOR” ITEM NO. 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED “FOR” SUCH ITEM.

1.	For the election of Anthony W. Thompson, W. Brand Inlow and D. Fleet Wallace to serve as Directors until the Annual Meeting of Shareholders of the Company to be held in the year 2005 and until their successors are elected and qualified.

☐	For All Nominees	☐	Withheld as to All Nominees

     Anthony W. Thompson          W. Brand Inlow          D. Fleet Wallace

*To vote against any individual nominee, strike a line through the nominee’s name

2.	For ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year 2004.

☐	For	☐	Against	☐	Abstain

SIGN, DATE and RETURN:

Date:	/ /2004

If the stock is jointly owned, both parties must sign.

Date:	/ /2004

YOUR VOTE IS IMPORTANT!

You can authorize the proxies to cast your vote and otherwise represent you at the Annual Meeting in one of four ways:

MAIL: Return the completed form in the enclosed postage-paid envelope.

FAX: Fax the completed form to our Investor Services Department at (714) 667-6843.

PHONE: Call our toll-free number at 1-866-694-1031 to vote.

INTERNET: Vote online at www.1031NNN.com/VoteTREIT.

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